Exhibit 99.1

May 22, 2009

VIA FACSIMILE

BFE Operating Company, LLC

Buffalo Lake Energy, LLC

Pioneer Trail Energy, LLC

1801 Broadway, Suite 1060

Denver, CO 80202

BFE Operating Company, LLC

Buffalo Lake Energy, LLC

Pioneer Trail Energy, LLC

1625 Broadway, Suite 2400

Denver, CO 80202

Attention: Scott H. Pearce

Re:          Notice of Events of Default

Dear Mr. Pearce:

Reference is hereby made to that certain Credit Agreement, dated as of September 25, 2006 (as amended and supplemented from time to time, the “Credit Agreement”), among BFE Operating Company, LLC (“Opco”), Buffalo Lake Energy, LLC (“Buffalo Lake”) and Pioneer Trail Energy, LLC (“Pioneer Trail” and, collectively with Buffalo Lake and Opco, the “Company”), as Borrowers, Opco, as Borrowers’ Agent, various financial institutions, as lenders (the “Lenders”), Deutsche Bank Trust Company Americas, as Collateral Agent, and BNP Paribas, as Administrative Agent (in such capacity, the “Administrative Agent”) and Arranger. Unless otherwise defined herein, capitalized terms used in this letter shall have the meanings set forth in the Credit Agreement.

We write to inform you that after assessing the Company’s performance, its business, operations prospects and condition, and its ability to timely perform its obligations under the Transaction Documents, the Required Lenders have determined in their judgment that an event, condition or circumstance exists or has occurred which has had or would reasonably be expected to have a Material Adverse Effect. The facts supporting this determination, include, among other things, statements contained in the Form 10-Q filed by Biofuel Energy Corp. on May 15, 2009. We further note that the Company’s cash-flow projections and Biofuel Energy Corp.’s 10-Q demonstrate that the Company is unable to pay its debts as they become due which constitutes an Event of Default. Moreover, as recently as May 20, 2009, the Company certified that no Default or Event of Default shall have occurred or be continuing, which certification constitutes an Event of Default. Furthermore, the Company’s failure to respond to our May 14, 2009 request for additional information constitutes a breach of the covenant contained in Section 5.1(l) of the Credit Agreement and is therefore a Default under Section 7.1(d)(ii) of the Credit Agreement.

In light of these facts, and without limiting any right the Administrative Agent or the Lenders may have to declare other Defaults or Events of Default, this letter constitutes written notice that Events of Default have occurred and are continuing pursuant to Sections 7.1(c), (f) and (x) of the Credit Agreement. As a result of the occurrence and continuation of these Events of Default, the Company cannot satisfy the conditions precedent to borrow funds under the Credit Agreement. Credit Agreement § 3.3 (c), (e). Likewise, the Company cannot satisfy the conditions precedent, set forth in Section 3.4 of the Credit Agreement, required to convert the Construction Loans to Term Loans. As the Company cannot satisfy the conditions precedent to conversion, the Construction Loans cannot be converted to Term Loans as provided in Section 2.2 of the Credit Agreement. Accordingly, the Administrative Agent cannot take the actions necessary to achieve the Conversion Date as requested in your letter of May 12, 2009.

We provide this notice (i) without prejudice to any of the Administrative Agent’s, Lenders’ or other Agents’ (collectively, the “Lender Parties”) rights under the Credit Agreement, the other Financing Documents and/or under applicable law, all of which rights and remedies are specifically reserved and (ii) without prejudice to the Company’s continuing obligations under the Credit Agreement, all of which remain in full force and effect.

On its own behalf and on behalf of the other Lender Parties, the Administrative Agent hereby expressly reserves all of the Lender Parties’ respective individual and collective rights and remedies under the Credit Agreement, the other Financing Documents and applicable law, including, without limitation, with respect to the existence of any other Defaults or Events of Default under the Credit Agreement, and the remedies available under Section 7.2 (b) thereof. The Lender Parties (i) have not waived and do not intend to waive any existing or future Defaults or Events of Default under the Credit Agreement and (ii) are not obligated in any way, and have not agreed, to “stand still” or in any respect forbear from individually or collectively enforcing rights or remedies under the Credit Agreement, any other Financing Document or under any applicable law, all of which rights and remedies are expressly reserved by the Lender Parties, including the right to exercise any remedies in respect of these Events of Default. No past or future forbearance on the part of any of the Lender Parties should be viewed as a limitation upon or waiver of the absolute right and privilege of the Lender Parties in exercising remedies that currently or may in the future exist, and any single or partial exercise of any right or remedy under the Financing Documents shall not preclude any other or further exercise thereof or the exercise of any other right or remedy.

No oral communication from or on behalf of any Lender Party to any party shall constitute an agreement, commitment or evidence of any assurance or intention of any of such entities with respect to the subject matter hereof or of the Financing Documents. Any agreement, commitment, assurance or intention of any Lender Party shall be effective only if in writing and duly executed on behalf of such Lender Party in accordance with the requirements of Section 9.12 of the Credit Agreement.

THIS LETTER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO ITS CHOICE OR CONFLICTS OF LAW RULES).

Very truly yours,

BNP PARIBAS,
as Administrative Agent and Arranger

By:	/s/ Timothy Chin
Name:	Timothy Chin
Title:	Director